UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: October 10, 2005

X-RITE, INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no)

3100 44th Street S.W.

Grandville, Michigan 49418

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:

(616) 534-7663

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 10, 2005 X-Rite, Incorporated (the “Company”) entered into a Purchase and Sale Agreement to sell its current corporate headquarters property to American Investment Group, Ltd. (the “Buyer”) for $14.5 million dollars. The Buyer retains the right to terminate the agreement for a sixty-day period commencing on October 10, 2005 while it performs due diligence with regard to the property’s legal documents, environmental condition, marketability and feasibility of the Buyer’s intended use. Should the Buyer not enforce its right to terminate the agreement prior to the expiration of the sixty-day due diligence period the contract shall continue in full force and effect. Final closing on the sale is expected to occur no later than April 2006. Subsequent to closing, the Company has the right to lease the property back from the Buyer while it completes the renovation of its new corporate headquarters in Kentwood, Michigan. The lease is for a period of five months during which the Company is responsible for a base monthly rental of $100,000, plus additional rent equal to interest on the purchase price of the property not to exceed $75,000 per month. In addition, the Company will pay all taxes, utilities and other costs related to the operation and maintenance of the property during the least period. The Company has the right to terminate the lease agreement prior to its expiration without additional cost.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

Dated: October 14, 2005	X-RITE, INCORPORATED

	By:	/s/ Mary E. Chowning
Mary E. Chowning
Chief Financial Officer